NEAH Power Systems’ CEO to present at zino gREEN INVESTMENT FORUM

Bothell, WA, April 16, 2012 – NEAH Power Systems, Inc. (‘NEAH’), (OTCBB: NPWZ), the 2010 Best of What’s NewTM Popular Science award winner, using patented silicon fuel cells to provide superior solutions, announced today that the company’s President and CEO, Dr. Chris D’Couto, was selected to make a presentation at the ZINO Green Investment Forum in Bellevue, WA, on April 17, 2012. NEAH was one of twelve finalists selected by a ZINO Society Screening Board made up of business professionals and leaders to participate in this forum.

The ZINO Green Investment Forum is an event presented by the ZINO Society, a premier membership, business and social network that connects accredited investors with entrepreneurs. Through its investment forum ZINO Society brings together thought leaders, angel investors, venture capitalists and entrepreneurs in clean technology, alternative energy, sustainable products and social innovation. At the conclusion of the event, four Fund Finalists will be chosen by ZINO Society Fund Investors.

In his presentation to this unique gathering of investment and business leaders, Dr. D’Couto will discuss the company’s differentiated and award winning technology and the business opportunities ahead for the Company.

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About Neah Power

Neah Power Systems, Inc. is providing power solutions that are long-lasting, efficient and safe for military, transportation, and portable electronics applications. Using a unique, patented, award winning, silicon-based design for our PowerchipTM micro fuel cells, our solutions can operate in both aerobic and anaerobic environments and enable higher power densities, lower costs and more compact form-factors than other fuel cell options.

Neah Power is headquartered in Bothell, Washington, and its common stock trades on the OTC Bulletin Board under the symbol "NPWZ." Further company information can be found at www.neahpower.com.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," including as to the effectiveness and cost savings from any system that we may develop, and viability and acceptance of our products and technology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include, but are not limited to our ability to successfully develop systems to meet a customer’s specifications, market acceptance of our products, competitive factors, changes in the regulatory environment, and other risks and uncertainties set forth in our periodic filings with the U.S. Securities and Exchange Commission (including our Form 10-K for the fiscal year ended September 30, 2011). These forward-looking statements are based on management's expectations as of the date hereof, and we do not undertake any responsibility to update any of these statements in the future

Company Contact:

Stephen Wilson, Chief Financial Officer

Neah Power Systems, Inc.

info@neahpower.com

425-424-3324